UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2006

Dyadic International, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	333-102629	45-0486747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida	33477
(Address of principal executive offices)	(Zip Code)

(561) 743-8333
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 17, 2006, Dyadic International, Inc. (the “Company’) entered into a securities purchase agreement (the “Purchase Agreement”) with institutional investors to purchase in a private placement 2,787,000 shares of the Company’s common stock at a price of $4.68 per share and common stock warrants to purchase up to 557,400 shares of the Company’s common stock at an exercise price of $6.33 per share (the “Investor Warrants”) for gross proceeds of $13,043,160. Cowen and Company, LLC (the “Placement Agent”) acted as the exclusive placement agent for the private placement. Upon closing of the private placement, the Company will issue to the Placement Agent a common stock warrant to purchase up to 83,610 shares of the Company’s common stock at an exercise price of $5.24 per share (the “Placement Agent Warrant”).

The Investor Warrants will be exercisable 181 days after issuance, will expire three years thereafter, will contain price adjustment and economic dilution features, as well as anti-dilution protection from stock splits and similar events, will contain limited cashless exercise procedures and will be callable by the Company under certain circumstances. The Placement Agent Warrant is substantially identical to the Investor Warrants, except (i) as to its exercise price and (ii) it will have a five-year term rather than a three-year term and (iii) it will provide for unqualified cashless exercise procedures rather than limited cashless exercise procedures.

The Company will use the resulting net proceeds of approximately $12,300,000 to continue development of its C1 Host Technology for applications in the markets targeted by the Company’ businesses, with the goal of strengthening the Company’s product pipeline and accelerating the commercial launch of new products in pulp and paper, animal feed and other areas, and expanding R&D infrastructure as well as sales and marketing efforts.

The closing of the private placement is subject to the approval of the listing of the shares and the shares underlying the Investor Warrants by the American Stock Exchange and other customary closing conditions.

The securities issuable to the investors at the closing of the private placement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Pursuant to the Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares issued at closing and the shares of common stock underlying the Investor Warrants. The Company is required to file such registration statement with the SEC within 45 days following the closing date and cause it to become effective with the SEC within 135 days following the closing date. The Company is required to keep the registration statement effective until the earlier of the date on which the shares have been sold or can be sold publicly under Rule 144(k) of the Securities Act. The Company may suspend the use of the registration statement for a 20-day trading period for as many as two times in any 12-month period. In the event the registration statement is not filed timely, or does not become effective timely or ceases to be effective during the registration period due to certain events, the Company has agreed to pay each investor cash, as liquidated damages, equal to 1% of (x) the number of shares held by such investor at time of such event and (y) the purchase price paid by such investor for such shares then held, provided that the total amount of all of these payments is not permitted to exceed 10% of the aggregate purchase price paid by all investors.

The foregoing description of the Purchase Agreement and the private placement and the other transactions contemplated thereby is qualified in its entirety by reference to full text of the Purchase Agreement (including the form of Investor Warrants included therein as an exhibit) filed herewith as Exhibit 10.1 and incorporated herein by this reference.

The Company has issued a press release reporting its entry into the Purchase Agreement and the private placement contemplated thereby, which is filed herewith as Exhibit 99.1.

Item 3.02 Unregistered Sale of Securities

Reference is made to Item 1.01 above for a description of the Company’s pending sale of unregistered securities to institutional investors and the Placement Agent in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D as promulgated under the Securities Act.

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SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:

Exhibit Number	Description of Exhibit
10.1	Securities Purchase Agreement dated as of November 17, 2006 by and among Dyadic International, Inc. and the Investors signatories thereto
99.1	Press Release of Dyadic International, Inc. issued November 20, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYADIC INTERNATIONAL, INC.

Date: November 21, 2006    By:  /s/ Mark A. Emalfarb___
Name: Mark A. Emalfarb
Title:	President and Chief Executive Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
10.1	Securities Purchase Agreement dated as of November 17, 2006 by and among Dyadic International, Inc. and the Investors signatories thereto
99.1	Press Release of Dyadic International, Inc. issued November 20, 2006